Exhibit 99.1

IMMEDIATE RELEASE	Contact:	Dennis G. Moore
FOR:		Senior Vice President
Chief Financial Officer
(856) 532-6603

6000 Central Highway

Pennsauken, NJ 08109

J & J SNACK FOODS

REPORTS FIRST QUARTER SALES

AND EARNINGS

Pennsauken, NJ, January 28, 2019 - J & J Snack Foods Corp. (NASDAQ-JJSF) today announced sales and earnings for the first quarter ended December 29, 2018.

Sales increased 2% to $271.6 million from $265.2 million in last year’s first quarter. Net earnings decreased to $17.5 million in the current quarter from $36.2 million last year.  Earnings per diluted share decreased to $.93 for the first quarter from $1.93 last year. Operating income increased 4% to $22.1 million in the current quarter from $21.2 million in the year ago quarter.

Net earnings for last year’s quarter benefited from a $20.9 million, or $1.11 per diluted share, gain on the re-measurement of deferred tax liabilities and were impacted by a $1.2 million, or $.06 per diluted share, provision for the one-time repatriation tax, both of which resulted from the Tax Cuts and Jobs Act enacted in December 2017.   This year’s quarter benefitted from a reduction of approximately $900,000 in income tax, or $0.5 per diluted share, as the one-time repatriation tax was recorded on an estimated basis at December 30, 2017 and was revised downward this quarter.   Excluding the reduction in the provision for the one-time repatriation tax, our effective tax rate was 28.0% in this year’s quarter.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented, “Although we had only a modest sales increase this quarter, our operating income improved largely due to improved operations at several of our production facilities. We continue to focus on improving our margins and overall business going forward.”

J&J Snack Foods Corp. (NASDAQ: JJSF) is a leader and innovator in the snack food industry, providing innovative, niche and affordable branded snack foods and beverages to foodservice and retail supermarket outlets. Manufactured and distributed nationwide, our principal products include SUPERPRETZEL, the #1 soft pretzel brand in the world, as well as internationally known ICEE and SLUSH PUPPIE frozen beverages, LUIGI’S Real Italian Ice, MINUTE MAID* frozen ices, WHOLE FRUIT sorbet and frozen fruit bars, SOUR PATCH KIDS** Flavored Ice Pops, Tio Pepe’s & CALIFORNIA CHURROS, and THE FUNNEL CAKE FACTORY funnel cakes and several bakery brands within DADDY RAY’S, COUNTRY HOME BAKERS and HILL & VALLEY. With nearly twenty manufacturing facilities, and more than $1 billion in annual revenue, J&J Snack Foods Corp. has continued to see steady growth as a company, reaching record sales for 47 consecutive years. The company consistently seeks out opportunities to expand its unique niche market product offering while bringing smiles to families worldwide. For more information, please visit http://www.jjsnack.com.

 *MINUTE MAID is a registered trademark of The Coca-Cola Company.

**SOUR PATCH KIDS is a registered trademark of Mondelçz International group, used under license.

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(in thousands, except per share amounts)

	Three months ended
	December 29,	December 30,
	2018	2017

Net Sales	$271,612	$265,210

Cost of goods sold	194,749	191,931
Gross Profit	76,863	73,279

Operating expenses
Marketing	21,442	21,576
Distribution	23,952	21,159
Administrative	9,243	9,356
Other general expense (income)	144	(40)
Total Operating Expenses	54,781	52,051

Operating Income	22,082	21,228

Other income (expense)
Investment income	1,040	1,489
Interest expense & other	(27)	509

Earnings before income taxes	23,095	23,226

Income tax expense (benefit)	5,569	(13,023)

NET EARNINGS	$17,526	$36,249

Earnings per diluted share	$0.93	$1.93

Weighted average number of diluted shares	18,897	18,778

Earnings per basic share	$0.93	$1.94

Weighted average number of basic shares	18,765	18,666

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	December 29,	September 29,
	2018	2018
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$124,714	$111,479
Marketable securities held to maturity	12,465	21,048
Accounts receivable, net	117,764	132,342
Inventories	117,842	112,884
Prepaid expenses and other	4,683	5,044
Total current assets	377,468	382,797

Property, plant and equipment, at cost
Land	2,494	2,494
Buildings	26,582	26,582
Plant machinery and equipment	291,178	290,396
Marketing equipment	294,252	290,955
Transportation equipment	8,930	8,929
Office equipment	30,854	30,752
Improvements	38,893	38,941
Construction in progress	13,895	8,468
Total Property, plant and equipment, at cost	707,078	697,517
Less accumulated depreciation and amortization	464,138	454,844
Property, plant and equipment, net	242,940	242,673

Other assets
Goodwill	102,511	102,511
Other intangible assets, net	56,907	57,762
Marketable securities held to maturity	130,857	118,765
Marketable securities available for sale	20,394	24,743
Other	2,907	2,762
Total other assets	313,576	306,543
Total Assets	$933,984	$932,013

Liabilities and Stockholders' Equity
Current Liabilities
Current obligations under capital leases	$322	$324
Accounts payable	65,149	69,592
Accrued insurance liability	11,114	11,217
Accrued liabilities	11,456	8,031
Accrued compensation expense	12,446	20,297
Dividends payable	9,389	8,438
Total current liabilities	109,876	117,899

Long-term obligations under capital leases	672	753
Deferred income taxes	53,003	52,322
Other long-term liabilities	1,888	1,948

Stockholders' Equity
Preferred stock, $1 par value; authorized 10,000,000 shares; none issued	-	-
Common stock, no par value; authorized, 50,000,000 shares; issued and outstanding 18,774,000 and 18,754,000 respectively	30,016	27,340
Accumulated other comprehensive loss	(13,438)	(11,994)
Retained Earnings	751,967	743,745
Total stockholders' equity	768,545	759,091
Total Liabilities and Stockholders' Equity	$933,984	$932,013

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (in thousands)

	Three months ended
	December 29,	December 30,
	2018	2017
Operating activities:
Net earnings	$17,526	$36,249
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of fixed assets	10,774	11,152
Amortization of intangibles and deferred costs	861	834
Share-based compensation	972	953
Deferred income taxes	689	(18,265)
Loss (gain) on marketable securities	1,027	(8)
Other	82	(317)
Changes in assets and liabilities net of effects from purchase of companies
Decrease in accounts receivable	14,386	14,547
Increase in inventories	(4,974)	(9,933)
Decrease in prepaid expenses	340	111
Decrease in accounts payable and accrued liabilities	(8,872)	(9,216)
Net cash provided by operating activities	32,811	26,107
Investing activities:
Purchases of property, plant and equipment	(11,837)	(14,623)
Purchases of marketable securities	(17,513)	(30,865)
Proceeds from redemption and sales of marketable securities	17,125	19,096
Proceeds from disposal of property and equipment	577	1,046
Other	(236)	27
Net cash used in investing activities	(11,884)	(25,319)
Financing activities:
Proceeds from issuance of stock	1,704	253
Payments on capitalized lease obligations	(83)	(90)
Payment of cash dividend	(8,438)	(7,838)
Net cash used in financing activities	(6,817)	(7,675)
Effect of exchange rate on cash and cash equivalents	(875)	(2,986)
Net increase (decrease) in cash and cash equivalents	13,235	(9,873)
Cash and cash equivalents at beginning of period	111,479	90,962
Cash and cash equivalents at end of period	$124,714	$81,089

	Three months ended
	December 29,	December 30,
	2018	2017
	(unaudited) (in thousands)
Sales to External Customers:
Food Service
Soft pretzels	$48,991	$49,021
Frozen juices and ices	7,527	7,184
Churros	15,135	14,592
Handhelds	8,802	11,362
Bakery	102,109	94,933
Other	5,326	5,172
Total Food Service	$187,890	$182,264

Retail Supermarket
Soft pretzels	$10,186	$10,512
Frozen juices and ices	10,996	9,727
Handhelds	2,568	3,026
Coupon redemption	(694)	(751)
Other	359	562
Total Retail Supermarket	$23,415	$23,076

Frozen Beverages
Beverages	$31,436	$33,143
Repair and maintenance service	19,743	19,004
Machines revenue	8,904	7,473
Other	224	250
Total Frozen Beverages	$60,307	$59,870

Consolidated Sales	$271,612	$265,210

Depreciation and Amortization:
Food Service	$6,322	$7,098
Retail Supermarket	335	290
Frozen Beverages	4,978	4,598
Total Depreciation and Amortization	$11,635	$11,986

Operating Income :
Food Service	$18,461	$15,900
Retail Supermarket	1,447	2,558
Frozen Beverages	2,174	2,770
Total Operating Income	$22,082	$21,228

Capital Expenditures:
Food Service	$6,278	$9,441
Retail Supermarket	552	-
Frozen Beverages	5,007	5,182
Total Capital Expenditures	$11,837	$14,623

Assets:
Food Service	$692,912	$635,988
Retail Supermarket	21,380	21,531
Frozen Beverages	219,692	207,498
Total Assets	$933,984	$865,017

Results of Operations

Net sales increased $6,402,000 or 2% to $271,612,000 for the three months ended December 29, 2018 compared to the three months ended December 30, 2017.

FOOD SERVICE

Sales to food service customers increased $5,626,000 or 3% in the first quarter to $187,890,000. Soft pretzel sales to the food service market of $48,991,000 were roughly the same as last year. Although sales to restaurant chains and schools increased, sales to mass merchandising chains and warehouse club stores declined.

Frozen juices and ices sales increased 5% to $7,527,000 in the three months with sales increases and decreases across our customer base.

Churro sales to food service customers were up 4% in the quarter to $15,135,000 with sales increases and decreases across our customer base.

Sales of bakery products increased $7,176,000 or 8% in the first quarter to $102,109,000 with sales to one co-pack customer accounting for approximately 40% of the sales increase and increased sales to warehouse club stores in part due to a special promotion and increased sales to schools accounting for the balance.

Sales of handhelds decreased $2,560,000 or 23 % in the quarter with the decrease primarily coming from lower sales to co-pack customers because of unsuccessful product launches. Sales of funnel cake increased $166,000 or 3% in the quarter although sales to school food service were slightly lower this quarter.

Sales of new products in the first twelve months since their introduction were approximately $6 million in this quarter. Price increases were approximately $3 million for the quarter and net volume increases accounted for approximately $2.5 million of sales in the quarter.

Operating income in our Food Service segment increased from $15,900,000 to $18,461,000 in the quarter primarily because of increased bakery sales, price increases and improved operations at several of our manufacturing facilities, especially at our Labriola production facility, which was recently acquired at this time a year ago. Additionally, last year’s quarter had the burden of shutdown costs of our Chambersburg, PA production facility. However, this year’s quarter was impacted by approximately $2.0 million of higher distribution expenses primarily due to higher freight rates which increased with the implementation of the electronic logging device mandate in January 2018. Additionally, lower sales of our MARY B’s biscuits and related costs due to our recall in January 2018 impacted our operating income by approximately $500,000 in the quarter.

RETAIL SUPERMARKETS

Sales of products to retail supermarkets increased $339,000 or 1% to $23,415,000 in the first quarter.  Soft pretzel sales for the first quarter were down 3% to $10,186,000. Sales of frozen juices and ices increased $1,269,000 or 13% to $10,996,000 in the first quarter due to increased customer promotional support . Handheld sales to retail supermarket customers decreased 15% to $2,568,000 in the quarter as the sales of this product line continues their long term decline.

Sales of new products in the first quarter were less than $400,000. Price increases provided about $600,000 of sales in the quarter and net volume decreased by about $300,000.

Operating income in our Retail Supermarkets segment was $1,447,000 in this year’s first quarter compared to $2,558,000 in last year’s quarter, a 43% decrease. Increased product and distribution costs along with just a modest sales increase were the primary drivers of the decrease in operating income.

FROZEN BEVERAGES

Frozen beverage and related product sales increased 1% to $60,307,000 in the first quarter. Beverage related sales were down 5% to $31,436,000, primarily because sales were up a very strong 21% last year compared to the prior year. Gallon sales were down 1% for the three months with lower sales across our customer base. Service revenue increased 4% to $19,743,000 in the first quarter with sales increases and decreases spread throughout our customer base.

Machines revenue (primarily sales of frozen beverage machines) were $8,904,000, an increase of 19%. Operating income in our Frozen Beverage segment decreased to $2,174,000 in this quarter compared to $2,770,000 last year as a result of lower beverage sales and generally higher costs.

CONSOLIDATED

Gross profit as a percentage of sales was 28.30% in the three month period this year and 27.63% last year.  Gross profit percentage increased because of improved operations at several of our manufacturing facilities, especially at our Labriola production facility, price increases and because last year had the burden of shutting down our Chambersburg, PA production facility and moving its production to other facilities.

Total operating expenses increased $2,730,000 in the first quarter and as a percentage of sales increased to 20.2% from 19.6% last year. Marketing expenses decreased to 7.89% of sales in this year’s quarter from 8.14% last year primarily because of reduced spending in our frozen beverages segment. Distribution expenses were 8.82% of sales in this year’s quarter and 7.98% of sales in last year’s quarter primarily because of increased freight rates which increased with the implementation of the electronic logging device mandate in January 2018. Administrative expenses were 3.40% of sales this quarter compared to 3.53% of sales last year in the first quarter.

Operating income increased $854,000 or 4% to $22,082,000 in the first quarter as a result of the aforementioned items.

Investment income decreased by $449,000 in the first quarter because of unrealized losses of $1,027,000 which were partially offset by higher interest income of $585,000.

Other income in last year’s quarter includes a $520,000 gain on a sale of property.

Net earnings decreased $18,723,000, or 52%, in the current three month period to $17,526,000. Net earnings for last year’s quarter benefited from a $20.9 million, or $1.11 per diluted share, gain on the remeasurement of deferred tax liabilities which was partially offset by a $1.2 million, or $.06 per diluted share, provision for the one time repatriation tax, both of which resulted from the Tax Cuts and Jobs Act enacted in in December 2017.    Excluding the deferred tax gain and the one time repatriation tax, our effective tax rate in last year’s quarter was 28.6%. This year’s quarter benefitted by a reduction of approximately $900,000 in tax as the provision for the one time repatriation tax was reduced as the amount recorded last year was an estimate. Excluding the reduction in the one time repatriation tax, our effective tax rate was 28.0% in this year’s quarter.

There are many factors which can impact our net earnings from year to year and in the long run, among which are the supply and cost of raw materials and labor, insurance costs, factors impacting sales as noted above, the continuing consolidation of our customers, our ability to manage our manufacturing, marketing and distribution activities, our ability to make and integrate acquisitions and changes in tax laws and interest rates.

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

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